Exhibit 10.1

THIRD AMENDMENT TO LOAN AGREEMENT

This THIRD AMENDMENT TO LOAN AGREEMENT, dated as of November 27, 2024 (this “Third Amendment”) is entered into by and among Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “Borrower”), Katmandu Ventures, LLC, a Florida limited liability company (the “Lender”), and FAST Sponsor II, LLC, a Delaware limited liability company and the assignee of a portion of the principal and interest borrowed thereunder (“FAST Sponsor”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Loan Agreement referred to below.

RECITALS

WHEREAS, the Borrower and Lender entered into that certain Loan Agreement, dated March 28, 2024, which provided for a loan in the principal amount of approximately $7.2 million (as amended by the First Amendment, dated June 14, 2024, and the Second Amendment, dated October 18, 2024, the “Loan Agreement”);

WHEREAS, Lender and FAST Sponsor entered into that certain Assignment of Indebtedness to assign all of Lender’s right, title, and interest in and to an amount of $6,676,890 outstanding under the Loan Agreement, representing $6,316,977 in principal and $359,913 in interest, pursuant to that certain Equity and Debt Exchange Agreement, dated June 14, 2024 by and between Lender and FAST Sponsor; and

WHEREAS, the Borrower has requested that the Lender and FAST Sponsor make certain amendments to the Loan Agreement and Lender and FAST Sponsor have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments to the Loan Agreement. Effective as of the date hereof, subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties set forth herein, the Loan Agreement is hereby amended as follows:

(a) Section 1(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) Repayment. The Borrower shall repay the outstanding balance of the Loan according to the Schedule A attached hereto, and the Loan shall become due and payable, on February 28, 2025 (the “Maturity Date”).”

(b) Section 1(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c) Interest. The interest on the Loan shall accrue at a fixed rate of 8.875% per annum from and after the Funding Date until November 15, 2024 and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days. From and after November 16, 2024, the interest on the Loan shall accrue at a fixed rate of 11.75% per annum and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days. The interest shall be due and payable at the earlier of (i) the prepayment date of the Loan pursuant to Section 1(d), and (ii) the Maturity Date.”

(c) Section 1(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(d) Prepayment. (i) The Borrower may voluntarily prepay the Loan in whole or in part without premium or penalty. Prior to effecting any prepayment of the Loan, the Borrower shall give the Lender at least five Business Days’ prior written notice of the Borrower’s intent to prepay all or any part of the Loan, which notice shall specify the amount of such prepayment. As used herein, “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York. (ii) The Loan shall be immediately due and payable within five business days after (x) the date upon which Borrower receives cash proceeds as the result of an debt or equity fundraising transaction with one or more third parties resulting in net proceeds to the Borrower of $10 million or more, or (y) the date upon which the Borrower receives a distribution of funds from Producciones de Parques, S.L. as a result of an asset transaction.”

(d) Schedule A is hereby amended and restated in its entirety as attached to this Third Amendment.

(e) The amendments to the Loan Agreement are limited to the extent specifically set forth in this Third Amendment and no other terms, covenants or provisions of the Loan Agreement are intended to be affected hereby.

2. Acknowledgement and Confirmation. Borrower hereby (a) consents to this Third Amendment and agrees that this Third Amendment shall not limit or diminish the obligations of Borrower under, or release Borrower from any obligations under the Loan Agreement (as amended pursuant to this Third Amendment), (b) confirms and reaffirms its obligation under the Loan Agreement (as amended pursuant to this Third Amendment), (c) agrees that the Loan Agreement (as amended pursuant to this Third Amendment) remains in full force and effect and is hereby ratified and confirmed.

3. Representations and Warranties. To induce the Lender and FAST Sponsor to enter into this Amendment, Borrower represents and warrants to the Lender and FAST Sponsor that:

(a) Organization; Powers. The Borrower is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b) No Event of Default. No Event of Default will exist immediately after giving effect to this Third Amendment.

(c) Authorization; Enforceability. This Third Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed and delivered as of the date and year first written above.

FALCON’S BEYOND GLOBAL, LLC,
as the Borrower

By:	/s/ Cecil D. Magpuri
Name:	Cecil D. Magpuri
Title:	Chief Executive Officer

[Signature Page to Third Amendment to Loan Agreement]

KATMANDU VENTURES, LLC,
as the Lender

By:	/s/ Jill Markey
Name:	Jill Markey
Title:	Manager

FAST SPONSOR II, LLC
By: FAST SPONSOR II MANAGER, LLC,
Its Manager

By:	/s/ Garrett Schreiber
Name:	Garrett Schreiber
Title:	Sole Member

[Signature Page to Third Amendment To Loan Agreement]